Exhibit 99.1

Nathaniel Sisitsky Joins QuidelOrtho as Chief Legal Officer

March 24, 2026

SAN DIEGO, CA — QuidelOrtho Corporation (Nasdaq: QDEL) (the “Company” or “QuidelOrtho”), a global leader of in vitro diagnostics, is pleased to announce the appointment of Nathaniel “Nate” Sisitsky as its new Chief Legal Officer, effective March 23, 2026. He will report to Brian Blaser, President and Chief Executive Officer, and will lead QuidelOrtho’s global legal, compliance and corporate governance functions.

Mr. Sisitsky brings more than 25 years of legal and governance experience advising public companies across life sciences and technology sectors. Most recently, he served as Chief Legal Officer and Corporate Secretary at STAAR Surgical Company, where he oversaw global legal and compliance functions.

“Nate is a seasoned legal executive with deep experience navigating complex public company environments,” said Brian Blaser, President and Chief Executive Officer, QuidelOrtho. “He brings a thoughtful, business-oriented approach to legal leadership and a strong track record of guiding organizations through transformations, governance matters and global regulatory matters. We are pleased to welcome him to QuidelOrtho as we continue advancing our strategy and strengthening our foundation for long-term growth.”

Mr. Sisitsky succeeds Michelle Hodges, who is retiring after a distinguished career and years of service to QuidelOrtho. Ms. Hodges played an important role in strengthening the Company’s legal and governance capabilities, supporting strategic initiatives and guiding the organization through a period of significant transformation. Ms. Hodges will serve in an advisory role to facilitate a smooth transition.

Throughout his career, Mr. Sisitsky has provided legal leadership during periods of significant organizational change across the medtech sector. His roles as Senior Vice President, General Counsel and Corporate Secretary at NuVasive, Inc. and CareFusion Corporation included guiding legal and compliance functions through major corporate transitions, ensuring continuity and strategic alignment across global operations.

“I’m excited to join QuidelOrtho and contribute to a company that plays such a vital role in global healthcare,” said Mr. Sisitsky. “Diagnostics are essential to informed medical decision-making, and QuidelOrtho has an important opportunity to continue advancing innovation that improves patient care worldwide. I look forward to working alongside Brian and the leadership team to support the Company’s mission and long-term growth.”

Mr. Sisitsky began his legal career at Wilmer Cutler Pickering Hale and Dorr LLP. He later served in senior legal roles at American Tower Corporation before moving into leadership positions across the medical technology sector. He holds a Juris Doctor from New York University School of Law and a Bachelor of Arts in Political Science and Economics from Emory University.

QuidelOrtho is dedicated to advancing diagnostics to power a healthier future. For more information, please visit quidelortho.com and follow QuidelOrtho on LinkedIn, Facebook and X.

About QuidelOrtho Corporation

With expertise spanning clinical chemistry, immunoassay, immunohematology and molecular testing, QuidelOrtho Corporation (Nasdaq: QDEL) is a leading global provider of diagnostic solutions, dedicated to advancing fast, accurate and reliable results that help improve patient outcomes – from the point of care to hospital, lab to clinic. Building on a legacy of innovation, QuidelOrtho works with healthcare providers to advance diagnostics that connect insights with solutions, defining a clearer path for informed decisions and better care.

Investor Contact:

Juliet Cunningham

Vice President, Investor Relations

IR@QuidelOrtho.com

Media Contact:

D. Nikki Wheeler

Senior Director, Corporate Communications

media@QuidelOrtho.com

SOURCE QuidelOrtho Corporation